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                                                                    EXHIBIT 10.1

                              IMPRINT RECORDS, INC.
                           SUITE 500, CUMMINS STATION
                              209 10TH AVENUE SOUTH
                           NASHVILLE, TENNESSEE 37203

                           Dated as of August 8, 1996


Ms. Anne Weaver
2640 Somerset Drive
Nashville, Tennessee 37217


                                    Re:     Ms. Anne Weaver -w- Imprint
                                            Executive Employment Agreement


Dear Anne:


     This letter sets forth the agreement between Imprint Records, Inc. ("Imprint") and Ms. Anne Weaver ("Anne" or "you") with respect to your employment on the following terms and conditions:


     1. Employment:


          A. Effective as of July 29, 1996, ("Commencement Date"), you shall be employed by Imprint on the terms and conditions set forth herein as Vice President of Promotion. In such capacity, you shall be assigned such duties and responsibilities relating to Imprint's promotion activities, and you will otherwise undertake such duties and responsibilities as Imprint may, from time to time, reasonably determine.


          B. During your employment, you will devote your full business time, attention, knowledge and skills to the best of your ability in furtherance of the business of Imprint. You shall report to and be subject, at all times, to the direction and control of Imprint's Chief Executive Officer and President or such other executive officers of Imprint as Imprint may deem appropriate. You shall at all times be subject to, observe and carry out such rules, policies, directions and restrictions as

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     Imprint may from time to time reasonably establish. You shall be headquartered in Nashville, Tennessee, but shall do such traveling as may be required of you in the performance of your duties.


          C. The term of this agreement shall commence as of the Commencement Date and shall terminate on the date two (2) years from the date hereof (the "Term") unless terminated earlier as expressly provided herein. Notwithstanding the foregoing, Imprint shall have the irrevocable option to extend the Term hereof (on the same terms and conditions set forth in this agreement, with the exception of this paragraph) for an additional successive period of one (1) year, exercisable by written notice to Weaver given not less than sixty (60) days prior to the expiration of the initial two (2)-year contract period of the agreement.


     2. Compensation:


          A. Base Salary: As compensation for your services to Imprint hereunder, you shall be paid an annual base salary at the rate of One Hundred Fifty Thousand Dollars ($150,000.00) per year. Such rate of salary shall be reviewed by Imprint as of each applicable anniversary date of your employment hereunder, and any increase shall be wholly discretionary and based upon, among other things, Imprint's evaluation of your performance; provided, however, that, notwithstanding anything to the contrary herein, you shall receive an increase in such base salary effective as of the second anniversary hereof of not less than an amount equal to any increase in the Consumer Price Index in effect upon the Commencement Date versus that in effect upon the anniversary date hereof. Your salary shall be payable in equal installments in accordance with Imprint's normal payroll policy.


          B. Contingent Compensation: You shall also be entitled to participate in the Imprint Executive Incentive Plan (the "EIP") as the same may be in effect for each fiscal year of Imprint in accordance with the terms and conditions of the EIP and shall be entitled to received pursuant thereto a maximum achievable bonus of up to twenty percent (20%) of your annual base salary paid in any fiscal year. Such figure may be increased to up to a maximum of thirty percent (30%) of your annual base salary paid in any fiscal year if Imprint achieves its optimum goals,

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     tentatively calculated at two hundred percent (200%) of Imprint's sales achievements. Your participation in the EIP in accordance with this agreement shall commence as of the Commencement Date and your bonus, if any, shall be based on the annual base salary paid to you during such fiscal year in which the bonus is payable. Weaver acknowledges that her participation in the EIP shall be in accordance with the provisions of this agreement and that, except as otherwise provided herein, no bonus shall be payable to Weaver in the event that her employment with Imprint shall be terminated under paragraph 5A below prior to the expiration of the contract year in respect of which such bonus might otherwise be payable. All salary and other compensation payable to you under this agreement shall be subject to normal payroll taxes and withholding requirements.


     3. Employee Benefits:


          A. Insurance and Benefit Plans: You shall be entitled to participate in any present or future hospitalization or medical insurance plan or such other employee benefit plans which are generally available on a group basis to employees of Imprint of comparable level and status and which may be in effect from time to time during the Term of this agreement. Imprint shall be under no obligation to institute or continue the existence of any employee benefit plan described herein and may from time to time amend, modify or terminate any such employee benefit plan. Until such time as (i) Imprint has a group hospitalization or medical insurance plan in effect for its employees or (ii) time expires for your participation in the group insurance benefits provided by your previous employer under the federal act commonly referred to as "COBRA," whichever shall occur first, Imprint will reimburse you for each payment made by you for premiums due to maintain those insurance benefits available to you under COBRA upon receipt by Imprint of each receipt provided to you by such previous employer or the insurance carrier for each payment made by you or your written notification that such premium has been paid by you.


          B. Vacation: You shall be entitled to not more than two (2) weeks paid vacation (in addition to Imprint's established holidays) during the first and second years of your employment by Imprint and not more than three (3) weeks paid vacation during the third year of such employment (if any).

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          C. Travel and Expense Budget: Imprint shall reimburse you for expenses reasonably and actually incurred or paid by you during the Term of this agreement in connection with the performance of your bona fide duties hereunder (including cellular phone charges) upon submission of appropriate vouchers and receipts, provided that such are within the applicable limit of your established travel and expense budget. Your level of travel in connection with Imprint's business will, in all cases, be consistent with that of other Imprint executives of comparable levels and status.


     4. Employment Relationship:


          A. Confidential Information: You understand that the services to be performed by you hereunder are special, unique and extraordinary, and that by reason of those services, you may acquire confidential information and trade secrets. It is agreed that all information relative to the activities of Imprint, including, but not limited to, Imprint's contractual third-party relationships, contracts, financial information, plans, developments, administrative procedures, operations, or dealings with other third parties, is the property of Imprint and shall not be disclosed by you during or after the Term of this agreement other than to Imprint, its designees or employees or except as may otherwise be required in connection with Imprint's business and affairs.


          B. Conflict of Interest: During your employment by Imprint, you agree that you will not, without Imprint's prior written consent: engage or become interested, directly or indirectly, as owner, employee, partner, consultant, through stock ownership (except ownership of less than 5% of the number of shares outstanding of any securities which are listed for trading on any securities exchange), investment of capital lending of money or property, rendering of services or otherwise, either alone or in association with others in the operation of any type of business engaged in music publishing, record production, artist management, or any other business in which Imprint or any of its affiliates are currently or may hereafter be engaged at any time during the Term hereof.

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          C. Solicitation of Employees: You shall not, during the Term hereof and for a period of one (1) year thereafter, for yourself or on behalf of any other person, partnership, corporation or entity, directly or indirectly, or by action in concert with others: (i) solicit, induce, or encourage any person known to you to be an employee of Imprint or any affiliate of Imprint to terminate his or her employment or other contractual relationship with Imprint or any of its affiliates or (ii) solicit, induce or encourage any artist or any other person known by you to have a contractual relationship with Imprint to discontinue, terminate, cancel or refrain from entering into any contractual relationship with Imprint or any of its affiliates.


          D. Injunctive Relief: You acknowledge that the provisions of this paragraph 5 are reasonable and necessary for the protection of Imprint and, without the restrictions imposed by the provision, that Imprint would suffer irreparable and immeasurable damage. You, therefore, expressly agree that Imprint shall be entitled to seek injunctive or other equitable relief to prevent the breach or threatened breach by you of the provisions of these paragraphs and secure their enforcement.


     5. Termination:


          A. With Cause: Imprint shall have the right to terminate this agreement for cause at any time during the Term hereof upon written notice. For purposes of this agreement, the term "for cause" shall mean: (i) conviction or entering into any plea other than "not guilty" with respect to any felony indictment; (ii) refusal or failure to perform any duties or responsibilities assigned to you pursuant to this agreement (other than due to illness or disability); (iii) engaging in any conduct detrimental to the business, goodwill or good name of Imprint or any of its affiliates; and,
     (iv) your death or disability. You shall be deemed disabled if you shall be unable, by reason of mental or physical incapacity from performing his duties hereunder for a period of sixty (60) consecutive days or an aggregate of ninety (90) days in any consecutive 6-month period. Any written notice of termination for cause under this paragraph shall set forth in detail the act or conduct giving rise to such notice. If your employment by Imprint shall be terminated pursuant to this paragraph, you shall be entitled to receive only the base salary

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     actually earned and payable to you pursuant to paragraph 3 above through the date of your termination, together with any approved unreimbursed expenses through the date of termination, and you shall not thereafter be entitled to any further salary, bonus, expenses, benefits or other compensation of any kind hereunder.


       B. Without Cause: If Imprint terminates this agreement other than "for cause" as provided in paragraph 5A above, you shall have the right to receive, for the remaining Term of the Agreement, your base salary to which you would have otherwise been entitled under this agreement throughout the remaining portion of the Term. You shall also be entitled to receive any approved unreimbursed business expenses and your pro rata bonus, if any, actually earned and payable to you pursuant to paragraph 3 above through the date of termination of your employment. Amounts payable by Imprint under this paragraph shall be payable when and as the same would otherwise have been payable under the terms hereof and shall be subject to your duty to mitigate your damages by using reasonable efforts to seek other comparable employment within the Nashville, Tennessee, area; provided, however, that in the event that any payment is not made within three (3) business days from when same would otherwise be payable, Imprint shall be liable for a penalty payment to you in the amount of five hundred dollars ($500.00) for each such occurance. Compensation (in whatever form) earned by you on account of such other employment during the unexpired portion of this agreement (without regard to when such compensation is paid) shall be applied in reduction of Imprint's obligations hereunder.


     6. Notices: Notices required or sent under this agreement shall be deemed to have been given or served in delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by overnight delivery prepaid service to the parties at their addresses set forth above. Copies of notices to Imprint shall be sent to Wayne Robert Halper, Esquire, Imprint Records, Inc., 209 10th Avenue South, Suite 500, Nashville, Tennessee 37203. Copies of notices to you shall be sent to______________________________________
___________________________________________________________. Either of the
parties hereto may, at any time hereafter, change the address to which notices shall be sent by giving written notice to the other party under this paragraph
7. The date of giving of any notice sent by mail shall be the date of posting,

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except that notices of change of address shall be deemed given when received.


     7. Assignment: Neither this agreement nor the right to receive any payments hereunder may be assigned by you. Imprint shall have the right to assign this agreement to any successor in interest, whether by merger, consolidation, acquisition of all or substantially all of Imprint's business or assets, or otherwise.


     8. Representations and Warranties: You represent and warrant to Imprint that you have the unfettered right to enter into this agreement on the terms and subject to the conditions hereof, and that you have not done nor permitted to be done anything which may curtail or impair any of the rights granted to Imprint herein. Neither the execution and delivery of this agreement by you nor the performance by you of any of your obligations hereunder constitute or will constitute a violation, breach of or default under any agreement, arrangement or understanding, or any other restriction of any kind, to which you are a party or by which you are bound. You agree to hold Imprint harmless and indemnify Imprint to the extent permitted by law against any and all damages or losses which it may suffer as a result of a breach of your representations and warranties hereunder. This indemnify shall survive the termination of this agreement.


     9. Miscellaneous:


          A. Waiver: No course of dealing or any delay on the part of either party in exercising any of its rights hereunder will operate as a waiver of any rights of such party. No waiver of any default or breach of this agreement shall be deemed a continuing waiver or waiver of any other breach or default.


          B. Entire Agreement: This agreement sets forth the entire agreement between us and supersedes all prior agreements and understandings, written or oral, relating to the terms of your employment, and may not be changed except in writing, duly executed by both you and Imprint. Any continued employment of you by Imprint following the expiration of the Term

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     hereof shall not be deemed to extend the Term and shall be deemed to be at will.


          C. Governing Law: This agreement shall be governed, interpreted and construed in accordance with the laws of the state of Tennessee applicable to agreements entered into and to be performed entirely therein. Any suit, action or proceeding with respect to this agreement shall be brought exclusively in the courts of the State of Tennessee, County of Davidson.


          D. Binding Effect: This document is not intended to constitute an agreement, commitment or offer of employment binding upon Imprint until and unless executed on behalf of Imprint, as provided below, and no representative of Imprint has authority to make any commitment or give any assurance to the contrary.


     If the foregoing correctly sets forth our understanding and agreement, please sign where indicated below.


                                            Very truly yours,

                                            IMPRINT RECORDS, INC.




                                            By: /s/ ROY W. WUNSCH
                                               ----------------------------
                                            Office: CHAIRMAN AND
                                                    CHIEF EXECUTIVE OFFICER
                                                    -----------------------

ACCEPTED AND AGREED TO:




/s/ ANNE WEAVER
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Ms. Anne Weaver